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                                                                    EXHIBIT 99C

                             SUBSCRIPTION AGREEMENT

TO:      J.L.B. OF NEVADA, INC.
         1500 East Tropicana Avenue
         Suite 100
         Las Vegas, NE 89119
         Attn: Jay Botchman

Gentlemen/Ladies:

                  The following sets forth the terms of your subscription for 18% convertible promissory notes (the "Notes") of The Rattlesnake Holding Company, Inc., a Delaware corporation (the "Corporation" or the "Company").

                  1. Subscription: the Offering. (a) By your signature hereto, you hereby subscribe to purchase $250,000 principal amount 18% convertible promissory notes. Cumulative semi-annual dividends are payable on each Note at the rate of 18% per annum. Each Note is convertible into shares (the "Conversion Shares") of the Company's Common Stock $.001 par value per share (the "Common Stock") at a conversion rate equal to $.75 per share, subject to adjustment to prevent dilution, at any time after 120 days from the date of the Note, or sooner with the consent of the Company, and until payment in full of the Note. The Notes are secured by all of the shares of the Company's Common stock of Rattlesnake Ventures, Inc., Rattlesnake-Danbury, Inc., Rattlesnake-Lynbrook, Inc. and Rattlesnake-Flemington, Inc., the Company's wholly owned subsidiaries, subject to the terms and conditions of a certain security agreement (the "Security Agreement"). The Notes are part of an offering (the "Offering") of up to $500,000 principal amount of Notes. The private offering is being made on a best efforts basis with no minimum. The Company reserves the right to close on the Offering for a lesser total amount.

                  (b) Subscription payments should be made payable to "The Rattlesnake Holding Company, Inc." and should be delivered, together with two executed copies of this Agreement to The Rattlesnake Holding Company, Inc.,
Attention: David Sederholt, President. In the event the subscription is not accepted in whole or in part by the Company, the full or ratable amount, as the case may be, of any subscription payment received will be promptly refunded to the subscriber without deduction therefrom or interest thereon.

                  (c) This subscription is subject to the terms and conditions of the Offering which are described in this Agreement, and the exhibits annexed hereto, as same may be amended or supplemented.

                  (d) In the event this subscription is accepted by the Company, in whole or in part, and subject to the conditions set forth in
Section 2 of this Agreement, the Company shall deliver to you, the Note, dated the date of closing of the Offering, and a fully executed copy of this Agreement and the Security Agreement.


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                  (f) The Company may engage an agent to introduce the Company to persons who may be interested in providing short term financing for the Company and to advise the Company in connection with the structure, terms and conditions thereof. In consideration for such services, the Company may pay a fee of up to 10% of the aggregate gross proceeds from the sale of the Notes and/or issue securities as compensation to such agents. No agent prepared any of the information to be delivered to prospective investors in connection with the Offering. Prospective investors are advised to conduct their own review of the business, properties and affairs of the Company before subscribing to purchase Notes.

                  (g) The Company has the right to accept or reject this subscription in whole or in part. Unless this subscription is accepted in whole or in part or rejected by the Company within 30 days from the receipt hereof by the Company, the subscription shall be deemed rejected in whole.

                  2. Additional Covenants. Subject to the acceptance of this subscription, the Company hereby agrees that:

                  (a) The Company will nominate and use its best efforts to cause to be elected to the Company's board of directors for a period of three years from the acceptance of this subscription, a designee of JLB of Nevada, Inc. ("JLB").

                  (b) Subject to the conditions set forth in this paragraph, for a period of one year from the acceptance of this subscription, JLB is hereby granted the right to purchase for its account, or its designee, any securities of the Company or any of its subsidiaries, not including securities issuable under the Company's Employee Stock Option Plan or other employee benefit plans, or issuable upon exercise of warrants or conversion of convertible securities. The Company will offer, or cause any of its subsidiaries to offer, to JLB the opportunity, on terms not more favorable to the Company or such subsidiary than can be secured elsewhere, to purchase any such securities. If JLB fails to accept in writing such proposal made by the Company or any of its subsidiaries within ten business days after receipt of a notice containing such proposal, then JLB shall have no further claim or right with respect to the proposal contained in such notice. If, thereafter, such proposal is materially modified, the Company shall again offer and cause each subsidiary to offer to JLB and shall in all respects have the same obligations and adopt the same procedures with respect to such proposal as are provided hereinabove with respect to the original proposal.

                  3. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, you as follows:


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                           (a)      The Company, and each of its subsidiaries,
is duly organized, validly existing and in good standing under the laws of their states of incorporation, with all requisite power and authority to own, lease, license, and use its properties and assets and to carry out the business in which it is engaged. The Company, and each of its subsidiaries, is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing or use of property or assets or the conduct of its business make such qualification necessary.

                           (b)      The Company is authorized to issue
25,000,000 shares of capital stock, of which 5,000,000 have been designated preferred stock, par value $.10 per share, and 20,000,000 have been designated common stock, par value $.01 per share.

                           (c)      The Company has all requisite power and
authority to execute, deliver and perform its obligations under this Agreement and the Security Agreement, and to issue, sell and deliver and perform its obligations under the Note. This Agreement and the Security Agreement has been duly authorized by the Company, and (subject, with respect to enforceability, to the provisions of bankruptcy and similar laws) when executed and delivered by the Company, will constitute the legal, valid and binding obligation of the Company, enforceable as to the Company in accordance with its terms. The Note has been duly authorized by the Company and (subject, with respect to enforceability, to the provisions of bankruptcy and similar laws), when executed, issued, sold and delivered in accordance with the terms of this Agreement, against payment therefor, the Note will have been validly executed, issued, sold and delivered and will constitute the legal, valid and binding obligation of the Company, enforceable as to the Company in accordance with its terms.

                           (d)      No consent, authorization, approval, order,
license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or any other tribunal is required by the Company for the execution, deliver or performance by the Company of this Agreement and the Security Agreement or the execution, issuance, sale, delivery or performance of the Note.

                           (e)      No consent of any party to any contract,
agreement, instrument, lease, license, arrangement or understanding to which the Company is a party or to which any of its properties or assets are subject is required for the execution, delivery or performance by the Company of this Agreement and the Security Agreement, or the execution, issuance, sale, delivery or performance of the Note.


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                           (f)      The execution, delivery and performance of
this Agreement and the Security Agreement, and the execution, issuance, sale, delivery and performance of the Note, will not violate, result in a breach of, conflict with (with or without the giving of notice or the passage of time or both) or entitle any party to terminate or call a default under any contract, agreement, instrument, lease, license, arrangement or understanding or violate or result in a breach of any term of the certificate of incorporation or by-laws of, or conflict with any law, rule, regulation, order, judgment or decree binding upon, the Company or to which any of its operations, businesses, properties or assets are subject.

                           (g)      The shares of common stock issuable upon
conversion of the Note in accordance with their terms have been duly reserved for such issuance. Such shares are validly authorized and, if and when the Note is converted in whole or in part in accordance with its terms, the shares issued upon such conversion will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or other rights of stockholders.

                  4. Representations and Warranties of the Subscriber. You hereby represent and warrant to, and agree with, the Company as follows:

                           (a)      You are an "Accredited Investor" as that
term is defined in Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Specifically you are (check appropriate items(s)):

                           ____(i)  A bank as defined in Section 3(a)(2) of the
Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to
Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the


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employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

                           _____(ii)  A private business development company as
defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

                           _____(iii)  An organization described in Section
501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

                           _____(iv)  A director, executive officer, or general
partner of the Company;

                           _____(v)  A natural person whose individual net
worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000;

                           _____(vi)  A natural person who had an individual
income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

                           _____(vii)  A trust, with total assets in excess of
$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); or

                             X  (viii)  An entity in which all of the equity
owners are accredited investors. (If this alternative is checked, you must identify each equity owner and provide statements signed by each demonstrating how each qualified as an accredited investor.)

                           (b)      If you are a natural person, you are:  a
bona fide resident of the State contained in your address set forth at the outset of this Agreement as your home address; at least 21 years of age; and legally competent to execute this Agreement. If an entity, you are duly authorized to execute this Agreement and this Agreement, when executed and delivered by you, will constitute your legal, valid and binding obligation enforceable against you in accordance with its terms.

                           (c)      You have received, read carefully and are
familiar with this Agreement and the Security Agreement and the Note. You have received all materials which have been requested by you; and the Company has answered all inquiries of you or your

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representatives in connection with this transaction. You have had access to all additional information necessary to verify the accuracy of the information set forth in this Agreement and any other materials furnished herewith, and you have taken all the steps necessary to evaluate the merits and risks of an investment as proposed hereunder.

                           (d)      You or your purchaser representative have
such knowledge and experience in finance, securities, investments and other business matters so as to be able to protect your interests in connection with this transaction, and your investment in the Company hereunder is not material when compared to your total financial capacity.

                           (e)      You understand the various risks of an
investment in the Company as proposed herein and can afford to bear such risks, including, but not limited to, the risks of losing your entire investment.

                           (f)      You acknowledge that no market for the Note
or the shares of Common Stock issuable upon conversion of the Note presently exists and none may develop in the future and that you may find it impossible to liquidate your investment at a time when it may be desirable to do so, or at any other time.

                           (g)      You have been advised by the Company that
the Note, and the Common Stock issuable upon conversion of the Note (collectively, the "Securities") have not been registered under the Securities Act, that the Securities will be issued on the basis of the statutory exemption provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any Federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company's reliance thereon is based in part upon the representations made by you in this Agreement. You acknowledge that you have been informed by the Company of, or are otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities. In particular, you agree that no sale, assignment or transfer of the Securities shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer, unless (i) the sale, assignment or transfer of the Securities is registered under the Securities Act, it being understood that the Securities are not currently registered for sale and that the Company has no obligation or intention to so register the Securities except as contemplated herein, or (ii) the Securities are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities

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Act, it being understood that Rule 144 is not available at the present time for the sale of the Securities, or (iii) such sale, assignment, or transfer is otherwise exempt from registration under the Securities Act. You acknowledge that the Securities shall be subject to a stop transfer order and the certificate or certificates evidencing any Securities shall bear the following or a substantially similar legend and such other legends as may be required by state blue sky laws:

                  "These securities have not been registered under the Securities Act of l933. Such securities may not be sold or offered for sale, transferred, hypothecated or otherwise assigned in the absence of an effective registration statement with respect thereto under such Act or an opinion of counsel to the Company that an exemption from registration for such sale, offer, transfer, hypothecation or other assignment is available under such Act."


                  The Company has agreed to register the shares of Common Stock issuable upon exercise of the Note under the terms and conditions set forth in the Note.

                           (h)      You will acquire the Securities for your own
account (or for the joint account of you and your spouse either in joint tenancy, tenancy by the entirety or tenancy in common) for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and that you have no present intention of distribution or selling to others any of such interest or granting any participation therein.

                           (i)      It never has been represented, guaranteed
or warranted by any broker, the Company, any of the officers, directors, shareholders, employees or agents of either, or any other persons, whether expressly or by implication, that:

                           (i) the Company or you will realize
                  any given percentage of profits and/or amount or type of consideration, profit or loss as a result of the Company's activities or your investment in the Company; or

                           (ii)     the past performance or
                  experience of the management of the
                  Company, or of any other person, will in any way indicate the predictable results



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                  of the ownership of the securities or of
                  the Company's activities.

                           (j)      You understand that the net proceeds from
all subscriptions paid and accepted pursuant to the Offering (after deduction for expenses of the Offering) will be used for general working capital.

                           (k)      Without limiting any of your other
representations and warranties hereunder, you acknowledge that you have reviewed and are aware of the following:

BUSINESS OF THE COMPANY

                  You have received a copy of the Company's forms 10-KSB for the fiscal year ended June 30, 1996, and the Company's quarterly reports on forms 10-QSB for the quarter ended September 30, 1996 and are fully familiar with their contents including the Company's financial statements and the risks of an investment in the Company outlined therein.

LIMITED OPERATING HISTORY; RECENT LOSSES

                  The Company commenced operations in March 1992 and currently operates four restaurants. The Company's operations are subject to all of the risks inherent in the establishment of a developing business, including the absence of a substantial operating history. During the years ended June 30, 1995 and 1996, the Company incurred losses of $2,758,371 and $3,193,155, respectively and as of June 30, 1996, had an accumulated deficit of $7,391,159. The Company anticipates it will continue to incur losses for the immediate future. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a developing business and the competitive environment in which the Company operates. The Company has not been in business long enough to enable an investor to make a reasonable judgment as to its future performance. There can be no assurance the Company will ever operate profitability or be commercially successful. In addition, the Company's independent auditors stated in their report on the Company's financial statements for fiscal year 1996, that the Company's recurring losses from operations raises substantial doubt as to the ability of the Company to continue as a going concern. See also "MANAGEMENT'S DISCUSSION AND ANALYSIS" in the Form 10-KSB.


NEED FOR ADDITIONAL FUNDS

                  There can be no assurance of the number of Notes that will be sold or the amount of proceeds that the Company will


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receive from this Offering, or that such proceeds, if received, together with cash generated from other sources, will be sufficient to maintain operations. The Company will need additional funds from loans and/or the sale of equity securities to repay the Notes and implement its business plan. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to the Company. The final terms of such offering may result in additional dilution to the shareholders of the Company.

SMALL RESTAURANT BASE; GEOGRAPHIC CONCENTRATION

                  The Company currently operates six restaurants and intends to terminate restaurant operations at two locations due to poor performance. The Company has previously terminated restaurant operations at two other locations. Rattlesnake's existing restaurants are located in three states, Connecticut, New York and New Jersey. As a result, the Company's results of operations may be materially affected by change in the local economy and regional weather conditions. In addition, the Company has not previously managed restaurants which are geographically dispersed, and there can be no assurance that the Company will be able to operate restaurants outside its current area of operation.

PROPOSED RESTRUCTURE OF THE COMPANY

                  The Company has implemented a restructuring plan which includes the termination and sale of three restaurant locations, the reduction of administrative and operational staff and the termination of expansion plans. The plan also includes the sale of the Company's location in White Plains in exchange for the assumption of existing liabilities. The purchaser is a group of which the Company's Chairman of the Board, William J. Opper, is a member. Mr. Opper will relinquish his position as Chief Executive Officer of the Company upon the completion of the sale. There can be no assurance the restructure will be successfully implemented.

GENERAL RISKS OF THE RESTAURANT BUSINESS

                  The success of the Company's sites are dependent in major part upon the general economic health of the restaurant business which, in turn, is affected by both inflation and recession, general employment and wage levels, and changing consumer tastes, demographic patterns, tax laws, economic conditions, and governmental regulations (including health costs and wage and price contracts). Accordingly, the success of the Company is dependent upon numerous factors which are outside of the control of the Company and cannot be readily predicted. See "Business" in the Form 10-KSB.


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COMPETITION

                  Competition in the restaurant industry is intense. Many of the Company's competitors are well established and have substantially greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete with other restaurants or that the expansion of restaurant chains in the local market will not adversely affect the Company's ability to attain profitability. See "Business-Competition" in the Form 10-KSB.

CHANGES IN FOOD COSTS

                  The Company's profitability depends in large measure on its ability to anticipate and react to changes in food costs. Various factors beyond the Company's control, including adverse weather conditions and natural disasters, may affect food costs. While management has attempted to anticipate and react to changing food costs to date, there can be no assurance that it will be able to do so in the future. See "Management's Discussion and Analysis" in the Form 10-KSB.

GOVERNMENT REGULATION

                  The restaurant business is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. While the Company to date had been able to obtain and retain necessary governmental approvals, the failure to obtain or retain food or liquor licenses could have a severe adverse effect on the Company's operating results. Restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and other similar matters, over which the Company has no control. The Company also may be subject to certain states' "dram shop" laws, which generally provide that an individual injured by an intoxicated person has the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. See "Business--Government Regulation" in the Form 10-KSB.

TRADEMARK RIGHTS

                  The Company uses various trade names and marks including "Rattlesnake Southwestern Grill" and similar variations. Another business has registered the name "The Rattlesnake Club" as a federal trademark. The Company has obtained a license for the use of the name "The Rattlesnake Southwestern Grill" from this trademark holder. There can be no assurance that the right to the use of any such trademark outside of its respective current area of usage will not be claimed by others. There can be no assurance as to the extent of the protection that will be granted to the Company


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as a result of having such trademarks or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce its trademark or license rights. See "Business-Trademarks" in the Form 10-KSB.

DEPENDENCE UPON EXECUTIVE OFFICERS

                  The Company is dependent upon the services of its Chairman, William J. Opper, Vice Chairman, Stephan A. Stein, President, David C. Sederholt and Executive Vice-President, Peter C. Markatos for its future operations. The loss of the services of one or more of these individuals would have a material adverse affect on the Company's operations. The Company has entered into three-year employment agreements with each, however, in connection with the restructure of the company's operations, Mr. Opper will resign his position as Chief Executive Officer. The Company has obtained, "key man" life insurance in the amount of $3,000,000 on Messrs. Opper, Sederholt and Markatos. See "Management." in the Form 10-KSB.


TRADING MARKET FOR THE COMMON STOCK

                  The Common Stock commenced public trading in June 1995 and trading to date has often been limited. The current "float," or number of shares held by non-affiliates and freely tradable, for the Common Stock is approximately 1,650,000 shares. By reason of the relatively recent and limited trading history of the Common Stock, there is no assurance that a sufficiently active trading market for the Common Stock would necessarily be available to holders of Conversion Shares in the event the Conversion Shares are successfully registered.


NASDAQ ELIGIBILITY AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM

                  The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on Nasdaq which standards are proposed to be increased in the future. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq listing. If the Company's securities were excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq.




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RESTRICTIONS ON TRANSFERABILITY OF THE NOTES

                  The Notes and the Conversion Shares have not been registered under the Act. Accordingly, under the Act the Notes and the Conversion Shares may not be resold unless a registration statement is filed and becomes effective or an exemption from registration is available. Similar restrictions on transferability are imposed under the securities or "blue sky" laws of certain states. As a result of these limitations on transferability, an investment in the Notes should not be considered liquid. Further, even though the holders of the Notes and Conversion Shares have been granted certain registration rights, there can be no assurance that the Conversion Shares will ever be registered for public sale under the Act.

INTEREST UPON CONVERSION OF NOTES

                  Accrued interest will not be paid on any Notes which are converted between an interest payment date and the next record date for interest payments.

REDEMPTION OF NOTES; LOSS OF RIGHT TO CONVERT NOTES

                   The Notes are redeemable, in whole or in part, at the option of the Company, for the principal amount plus accrued and unpaid interest, on not less than thirty days prior written notice, at any time. Although a holder will have the opportunity to convert his Note after the notice of redemption but prior to the redemption date, a holder who has not converted after the redemption date will have only the right to receive the redemption price of the principal amount of his Note and accrued and unpaid interest.

NO INVESTORS' COUNSEL

                  The Company has not retained any independent professionals to review or comment on this offering or otherwise protect the interests of the investors hereunder. Although the Company has retained its own counsel, neither such firm nor any other firm has made, on behalf of the investors, any independent examination of any factual matters represented by management herein, and purchasers of the securities offered hereby should not rely on the firm so retained with respect to any matters herein described.

POTENTIAL ANTI-TAKEOVER EFFECT

                  The Company's Certificate of Incorporation and by-laws contain provisions which may discourage certain transactions which involve an actual or potential change in control of the Company. The Company's Certificate of Incorporation provides for a staggered


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Board of Directors pursuant to which the Board is divided into three classes of directors and the members of only one class (or one-third of the Board) are elected each year to serve a three-year term. A director can be removed only for cause by a vote of the holders of 70% of the voting power of the Company's outstanding securities. This provision makes it more difficult to change majority control of the Board and may discourage attempts by third parties to make a tender offer or otherwise obtain control of the Company even if such an attempt would be beneficial to the Company and its stockholders.

                  These provisions may make the Company a less attractive acquisition candidate. They may also discourage or impede offers to acquire the Company not approved by the Board of Directors, including offers for some or all of the shares of any class or series of the Company's capital stock at substantial premiums above the then current market value of such shares.

ARBITRARY DETERMINATION OF TERMS OF NOTES

                  The terms of the Notes, including the interest rate and conversion rate, were arbitrarily determined by the Company and may not bear any relationship to the assets , earnings or book value of the Company, the market value of the Company's Common Stock, or any other recognized criteria of value.

                           (l)  You acknowledge that the representations,
warranties and agreements made by you herein shall survive the execution and delivery of this Agreement and the purchase of the Notes.

                  5. Indemnification. You acknowledge that you understand the meaning and legal consequences of the representations and warranties contained in paragraph 4 hereof, and you hereby agree to indemnify and hold harmless the Company and each incorporator, officer, director, employee, agent and controlling person thereof, past, present or future, from and against any and all loss, damage or disability due to or arising out of a breach of any such representation or warranty.

                  6. Transferability. Neither this Agreement, nor any of your interests herein, shall be assignable or transferable by you in whole or in part except by operation of law.

                  7.       Miscellaneous.

                          (a) All notices or other communications given or made
hereunder shall be in writing and shall be delivered or mailed to you at your address set forth on the signature page of this Agreement and to the Corporation at the address set forth below. Notices hand delivered shall be deemed given upon receipt and


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notices sent by mail shall be deemed given on the second business day following deposit in the United States mail.

                           (b)      This Agreement shall be construed in
accordance with and governed by the internal laws of the State of New York without reference to that State's conflicts of laws provisions.

                           (c)      This Agreement constitutes the entire
agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties hereto.

                           (d)      This Agreement may be executed in one or
more counterparts representing, however, one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year this subscription has been accepted by the Company as set forth below.

                                       Very truly yours,

                                       THE RATTLESNAKE HOLDING COMPANY, INC.

                                       By  /s/ WILLIAM J. OPPER
                                         -----------------------------------
                                            William J. Opper
                                            Chairman of the Board

AGREED AND ACCEPTED:

J.L.B. OF NEVADA, INC.
By: /s/  JAY BOTCHMAN
---------------------------
Signature of Subscriber

Date Executed: March 4, 1997                Date Accepted: March 4, 1997

Note Certificate to be issued as follows (Please Print):

J.L.B. OF NEVADA, INC. Attn: Jay Botchman
-----------------------------------------
Name

1500 East Tropicana Avenue
-----------------------------------------
Address

Suite 100-Las Vegas, NE 89119
-----------------------------------------


-----------------------------------------
Social Security Number

Principal Amount of Notes Subscribed For: $250,000
                                          --------

Total Subscription Paid:    $250,000
                            --------


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